                                 CONFIDENTIAL

                                                           EXHIBIT (d)(1)(P)
Schedule A-2
                              LICENSING AGREEMENT

This Agreement (the "Agreement") is made as of the 22nd day of May, 2000 by and between MedQuist Inc. ("MedQuist"), a New Jersey corporation, with its principal place of business at Five Greentree Centre, Suite 311, Marlton, NJ 08053, acting on its own behalf and on behalf of its wholly owned subsidiaries (direct and indirect) and Philips Speech Processing GmbH ("Philips"), an Austrian corporation, with its registered place of business at Computerstrasse 6, 1101 Vienna, Austria (MedQuist and Philips, each a "Party" and, collectively, the "Parties").

                              W I T N E S S E T H
                              -------------------

WHEREAS, the parties hereto have executed a Tender Offer Agreement of this even date, and this Agreement shall have effect from and after the date the tender contemplated by the Tender Offer Agreement is completed (the "Effective Date");

WHEREAS, Philips has developed certain speech recognition and processing technology and is in the business of licensing and further developing that technology for integration into speech enabled products and services; and

WHEREAS, MedQuist is in the business of providing the Services (as defined hereinafter); and

WHEREAS, Philips has developed certain software required for the use and continuous improvement of the Contexts (as defined below), together with a background lexicon database to enable the recognition of words included in such database and their automated speech-to-text transformation and MedQuist wishes to obtain a license to use such software for MedQuist's business; and

WHEREAS, MedQuist and Philips desire to enter into a business relationship, whereby the Parties intend to provide for the integration and use of certain Philips speech recognition technology into MedQuist's business through a cooperative effort governed by this Agreement, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

                                  Section 1.

                                  Definitions
                                  -----------

1.0 Words shall have their normally accepted meanings as employed in this Agreement. The terms "herein" and "hereof", unless specifically limited, shall have reference to the entire Agreement. The word "shall" is mandatory, the word "may" is permissive, the word "or" is not exclusive, the word "includes" and "including" are not limiting and the singular includes the plural and vice versa. The following terms shall have the described meaning.

1.1 "Agreement" shall mean this present document including, as an integral part, its appendices, initialed or signed by the Parties and attached hereto, and any modifications and updates made from time to time in accordance with the provisions hereof.

1.2 "Confidential Information" shall have the meaning set forth in Section 8 of this Agreement.

1.3 "Context" shall mean a specific speech recognition software module, which can be added to the Licensed Product, containing a specialized class of Language Resources optimized for a specific user or application group or customer (e.g. gynecologists; radiologists; Ear-Nose-Throat specialists; etc.).

1.4 "Customer(s)" shall mean any individual or entity purchasing MedQuist's Services.

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

1.5 "Derivative Works" shall have the meaning ascribed thereto in 17 U.S.C. 101 et seq.

1.6 "Documentation" shall mean all visually or electronically readable materials, in English, developed by Philips for use in connection with the Licensed Product and all revisions thereto, and new documentation issued to reflect changes made in the Licensed Products.

1.7 "Effective Date" shall mean the date set forth in the preamble of this Agreement.

1.8 "IP Rights" shall mean any patent, copyright, trade secret, trademark, design, and mask work, or other intellectual property rights.

1.9 "Language Resources" shall mean the databases of words initially provided by Philips to MedQuist which also incorporates phonetics and statistics to enable the recognition and speech-to-text transformation of words included in such database.

1.10 "Level 1 Support" shall mean support which is provided by the internal MedQuist support unit to the MedQuist operational unit in response to an initial phone call which identifies and documents a Problem and includes initial responses to such internal calls, database searches for previously reported problems, installation of Patches and Maintenance Releases and the hand off of unresolved Problems to Level 2 Support. Level 1 Support is performed by licensees themselves.

1.11 "Level 2 Support" shall mean support that includes, to the extent possible, the recreation and resolution of Problems reported to Philips and for which Philips shall initiate a resolution within a response time commensurate with the severity level described in Schedule E.. This would normally result either in a solution to the licensee by way of Patches or otherwise, or in a hand off of unresolved problems to Level 3 Support.

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

1.12 "Level 3 Support" shall mean support that includes, to the extent possible, the resolution of Problems and the provision of Patches by Philips, all in accordance with good engineering practices and for which Philips shall initiate a resolution within a response time commensurate with the severity level described in Schedule E.

1.13 "Licensed Product" shall mean (i) the SpeechMagic 4.0 software, in the format developed by Philips in conjunction with which the Contexts will operate and (ii) other software tools, all as are described in Schedule A. In case a Context is added to the Licensed Product, then the term "Licensed Product" shall include that Context.

1.14 "Maintenance Release" shall mean any version of the Licensed Product, which includes a number of Patches (and sometimes minor new functionality), which is recommended by Philips to be installed by existing licensees and indicated as an increase after the decimal (e.g. 4.1, 4.2, 4.3).

1.15 "Major Release" shall mean a new version of the Licensed Product subsequent to the initial delivery in which Philips has incorporated one or more new functions, features or new technology of the Licensed Product developed by Philips and which provides a new capacity which the previous releases or versions of the Licensed Product did not have, together with new or revised Documentation which properly describes the upgraded Licensed Product and which is identified by a change in the release designation(e.g. 5.0, 6.0, 7.0).

1.16 "Object Code" shall mean computer programs for the Licensed Product assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse-compiling, or reverse-engineering the Licensed Product.

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

1.17 "Patches" shall mean solutions or workarounds to Problems reported by MedQuist or other licensees to Philips via the hotline service.

1.18 "Problem(s)" shall mean any error, problem, or defect resulting from (1) incorrect functioning of the Licensed Product, or (2) an incorrect or incomplete statement or diagram in Documentation, in the case of each of
     (1) and (2), only if such error, problem or defect renders the Licensed Products inoperable, causes the Licensed Products to fail to meet the product description thereof (but not related to the success rate of the Licensed Product), or causes the Documentation to be inaccurate or incomplete in any material respect.

1.19 "Services" shall mean outsourced medical transcription activities provided by MedQuist to third party customers.

1.20 "Work Made for Hire" shall have the meaning ascribed thereto in 17 U.S.C. @ Sec. 101 et seq.



                                  Section 2.

           Scope of License Grant, Ownership and Proprietary Rights
           --------------------------------------------------------

2.1 Subject to the terms and conditions set forth in this Agreement, Philips grants to MedQuist during the term of this Agreement, a personal, non-assignable, non-transferable, indivisible, non-exclusive (except as provided herein) license, without the right to sub-license, to use the Licensed Product in Object Code and Documentation only (except as provided in Section 6) for MedQuist's internal use at its sites, solely in connection with MedQuist's network and in connection with providing Services MedQuist accepts the grants made by Philips under this Section 2.1.

     During the Term, as long as MedQuist is in full compliance with its obligations hereunder,

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

     Philips undertakes not to grant a license of the Licensed Product and Contexts, or similar products, to a competitor of MedQuist providing outsourced medical transcription services in the USA. However, Philips explicitly reserves the right to license the Licensed Product, Contexts and similar products to others, such as, but not limited to distributors and third party endusers who wish to use such products (including SpeechMagic
     3.0 and 3.1) for non-outsourced medical transcription or other services. For purposes of this Agreement, the term "outsourced" means that the healthcare provider utilises medical transcriptionists that are not engaged or employed by the healthcare provider nor his hospital organisation (i.e. if a hospital records department or a doctor uses their own employees or independent contractors or so-called statutory employees for their own transcriptions and the transcription service is performed with technology owned by or licensed to the hospital or doctor, the service is not outsourced).

2.2 Nothing herein is intended to, or shall be deemed to, convey to MedQuist any title or ownership interest in the Licensed Product, the Contexts, the Documentation or any Derivative Works of any of the foregoing. MedQuist acknowledges that, as between MedQuist and Philips, Philips is and shall continue to be the owner of each of the foregoing, as it exists and as it may be altered, modified or further developed, whether or not authorized, and IP Rights associated therewith. Each Derivative Work, including portions thereof and all copies thereof, in whatever medium, fixed or embodied, shall be considered a "Work Made for Hire" and Philips shall own all right, title and interest therein. MedQuist hereby assigns, and upon creation of each Derivative Work automatically and irrevocably assigns, to Philips ownership of all of MedQuist's right, title and interest in and to such Derivative Work insofar as any such Derivative Work, by operation of law, may not be considered a "Work Made for Hire" and MedQuist hereby agrees to disclose to Philips all Derivative Works promptly upon creation during the term of this Agreement. MedQuist reserves no rights, whatsoever, in the Derivative Works.

2.3  MedQuist agrees not to exceed the scope of the license granted in Section
     2.1 and shall not copy (except as technically necessary to use the Licensed Product in accordance with the license granted), alter, decompile, disassemble, reverse engineer or otherwise attempt to learn any source code, structure, algorithms or ideas underlying the Licensed Product, nor shall it modify, translate or create derivative works (other than as expressly permitted herein) based on the Licensed Product, except that nothing in this Section 2.3 shall preclude integration of the Licensed Product with MedQuist's technology infrastructure as contemplated by
     Section 3.1.

2.4 Without limiting the generality of Section 2.2 hereof, Philips is being granted full access to (a) modifications to the Contexts generated automatically in the information technology infrastructure of MedQuist, (b) medical documents in MedQuist's possession and (c) user sound data in MedQuist's possession. Philips shall also have the right to copy, modify and use such data under customary confidentiality obligations in order for Philips to improve existing Contexts and generate new ones. MedQuist will receive such Contexts on or before the date that they are generally made available to other supported licensees of Philips. In addition, MedQuist will receive during the Term on a quarterly basis a royalty of 3.5 % (three and a half percent) of the license fees received by Philips from other licensees for each Context developed on the basis of such access to MedQuist's specific, Context related information described in the first sentence of this Section 2.4, provided such Context uses text data from MedQuist

2.5 MedQuist will not delete any Trademarks, trade names or copyright notices present in or displayed by the Licensed Product. Neither party will claim any right to use any of the Trademarks of the other party except pursuant to this Agreement and its use of each Trademark will inure to the benefit of the Trademark-owning party. Neither party (i) will act in any manner that might reasonably injure the rights or goodwill of the other party with respect to the other's Trademarks, (ii) will not challenge the validity or ownership of the other's Trademarks, and (iii) will protect the other's Trademarks as necessary and appropriate. MedQuist expressly acknowledges that all of Philips' Trademarks with their associated goodwill, copyrights, trade secrets and proprietary rights falling within the scope of this Agreement are and shall remain the property of Philips. Philips similarly acknowledges that all of the MedQuist Trademarks with their associate goodwill, copyrights, trade secrets and proprietary rights falling within the scope of this Agreement are and shall remain the property of MedQuist.

2.6 Each Party reserves all rights in its proprietary information and IP Rights that are not explicitly granted to the other Party under this Agreement. Nothing herein is intended to, or shall be deemed to, convey to Philips any title or ownership interest in or license to the software MedQuist licenses to its clients (whether owned by or licensed to MedQuist for sublicensing purposes).


                                   Section 3.

                                   Delivery.
                                   --------

3.1 Philips shall deliver the Licensed Product in Object Code form and related Documentation to MedQuist in accordance with Schedule A. MedQuist will be responsible for integrating the Licensed Product into MedQuist's existing information technology infrastructure. However, Philips will provide consultancy support to MedQuist covering integration, customization and start up activities in order to ensure the speedy and efficient introduction of this new technology. Up to fifteen man-years of such support activities is included within the initial sign up fee described in
     Section 4 below, to be consumed no later than December, 31 2001 on the basis of a timeschedule and workplan to be mutually agreed within 45 days after the Effective Date. In addition, as part of such sign up fee, Philips will provide Licensed Product and Level 1 Support services training sufficient in order for MedQuist's employees to become familiar with the use of the Licensed Products and to be able to execute internally Level 1 Support services.

3.2 Subject to MedQuist's compliance with applicable Fee obligations set forth in this Agreement, Major Releases of the Licensed Product shall be added to this Agreement and delivered to MedQuist at the time such Major Releases are made available to other supported licensees of Philips at no additional cost to MedQuist.


                                   Section 4.

                                    Pricing
                                    -------

4.1 The initial sign up fee payable by MedQuist to Philips shall be US$ 2.25 million payable in accordance with Schedule D (but not earlier than the Effective Date). The minimum annual as well as ongoing license fees for the Licensed Product payable by MedQuist to Philips are set forth in Schedule D (the "Fees"). The Fees (including the initial sign up fee) do not include sales, use, excise and similar taxes, nor the cost of shipping or insurance, for which MedQuist is responsible.

4.2 During the term of this Agreement and any extension thereof, MedQuist shall send a statement to Philips within ten (10) days following the last day of each calendar quarter certifying, in summary form, (i) the use of the Licensed Products and the basis for the Fees calculations set forth in Schedule D hereto and (ii) the Fees due for such period. Appropriate payments for each calendar quarter shall be made within 60 days after the date of such statement, and in no event later than the last day of the calendar quarter following the quarter covered by such statement. Upon MedQuist's request, Philips shall send an invoice covering the Fees so stated.

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

4.3 MedQuist shall maintain for at least three (3) years its records, contracts and accounts relating to Licensed Product and its use thereof, and will permit examination thereof as well as access to the Licensed Product upon reasonable request and during normal business hours by authorized representatives of Philips. In addition, Philips may at its own expense audit the books of account of MedQuist relating to this Agreement at the place where such books are kept, in order to investigate compliance with the payment obligations hereunder; such audits may not take place more than twice a year, unless an audit has revealed underpayments to Philips. Any such audit shall be conducted by an independent professional auditor reasonably acceptable to both parties, on at least ten (10) working days prior written notice and during normal business hours. A copy of the report made by such auditor shall be provided to both Parties at the same time. If during the course of such audit, it is discovered that any payment owed to Philips hereunder was not made or was miscalculated and the discrepancy in MedQuist's favor is five percent (5%) or more in any given period of 3 months or more (a "Payment Default"), the cost of such audit shall be borne by MedQuist. Furthermore, MedQuist shall immediately remedy such Payment Default, together with interest at the rate of 10% per annum (or such lower rate as may be the maximum allowable by law) calculated from the date such payment was due until such payment is actually made.

4.4 MedQuist shall submit to Philips, once per calendar year, a written statement by its external auditors, who shall be independent certified accountants, confirming that the quarterly statements submitted by MedQuist to Philips for the preceding calendar year, were true, complete and accurate in every respect. MedQuist shall use all commercially reasonable efforts to cause such statement to be submitted within 120 days following the end of the fiscal year.

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

4.5 For Level 2 and Level 3 Support services rendered by Philips in accordance with Schedule E, MedQuist will pay Philips fees as set forth on Schedule D.


                                  Section 5.

                Warranties, Indemnity and Liability Limitations
                -----------------------------------------------

5.1 Schedule C sets forth the warranties and indemnification obligations of MedQuist and Philips in connection with this Agreement.


                                  Section 6.

                      Further obligations of the Parties
                      ----------------------------------

6.1 In order that the relationship contemplated by this Agreement shall be mutually advantageous, and in recognition of the particular expertise and commitment necessary to properly use and support the Licensed Product, MedQuist agrees during the Term to comply with the following requirements:
     MedQuist shall (i) conduct business in a manner that does not reflect negatively at any time on the good name, goodwill and reputation of Philips; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Philips, its product or the public; (iii) make no false or misleading representations with regard to Philips or its products; (iv) not purchase, license or use a product competing with the Licensed Product during the Term; and (v) for any and all of its present and future speech technology needs, first invite Philips to submit a competitive offer. In case MedQuist is dissatisfied with such offer and subsequently receives a more attractive offer from a third party, MedQuist will afford Philips a final opportunity to match such third party offer.

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

6.2 Philips hereby grants to MedQuist a most favored customer status, meaning that in case Philips affords a third party/medical outsourcing transcription service provider outside the USA a license of the Licensed Product on terms and conditions which, taken as a whole, are more favorable to such third party than those set forth herein are to MedQuist, Philips will notify MedQuist within thirty days of agreeing to those better terms and MedQuist will then have a 30 day period to decide whether or not it wishes to replace these terms and conditions with those contained in the third party agreement.

6.3 In case MedQuist wishes Philips to develop additional enhancements, modifications or features to the Licensed Product, Philips is willing to negotiate same on reasonable, commercial terms and conditions and to undertake such activities, provided the parties hereto can agree on timeschedule, workplan, pricing and licensing conditions in connection with such possible development activities. Philips shall not transfer ownership on any development work under any circumstances, but is willing to discuss extending the exclusivity hereunder to such development work or provide up to a 3 month lead time in such case.

     Within twenty (20) days after receiving MedQuist's request pursuant to
     Section 6.3., Philips shall notify MedQuist of Philips's proposed prices, timeschedule, licensing conditions and other terms and conditions for performing such development work (unless Philips has declined, as set forth hereinafter). If MedQuist provides notice ("Acceptance Notice") accepting Philips's price and other performance terms, Philips shall perform such work at the accepted price and on the accepted performance terms. If either
     (i) Philips declines any work requested pursuant to this Section 6.3, or
     (ii) MedQuist provides notice that it does not accept Philips's price and performance terms, then MedQuist may engage a third party to perform such work, provided that such third party acknowledges that it has no license or right to any part of the Licensed Product nor access to the source codes. Whenever

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


     MedQuist shall use such a third party developer, Philips shall allow such third party such access to the Licensed Product as shall be reasonably necessary to complete such work and shall cooperate with such third party, provided that such access and cooperation shall be subject to such third party (i) executing reasonable and appropriate security and confidentiality agreements with Philips, (ii) abiding by Philips' internal policies applicable to all third party developers, and (iii) agreeing to reimburse Philips for Philips' internal and out-of-pocket expenses incurred in providing such access and cooperation.

6.4 If MedQuist reasonably determines that Philips cannot or chooses not to provide changes which are required for the Licensed Product to remain in compliance with all applicable laws by thirty (30) days prior to a deadline imposed by governmental authority, MedQuist shall have the right to contract with a third party for such work or to do such work itself. The provisions of Section 6.3 relating to contracting with a third party shall apply to such a contract with a third party under this Section 6.4.

     Upon reasonable advance written notice to Philips, MedQuist may request, and if it so requests Philips shall use its good faith efforts to accommodate, prioritization of supporting such changes over any other software development work performed by or on behalf of Philips.

6.5 In case Philips intends to introduce speech technology applications to outsourcing service companies like MedQuist in other fields (e.g. law; insurance), it will first discuss such plans with MedQuist in order to jointly investigate whether or not MedQuist is optimally positioned to exploit such technology in such other fields as well.


                                  Section 7.

                             Term and Termination
                             --------------------

7.1 Unless earlier terminated pursuant to this Section 7, this Agreement will have an initial term of five (5) years from the Effective Date. After the expiration of the initial term, this Agreement will thereafter continue for subsequent five year terms, unless earlier terminated as provided below. Neither party will be liable for terminating this Agreement in accordance with its terms.

7.2  This Agreement can be terminated as follows:

     7.2.1 Philips shall have the right to terminate this Agreement for cause immediately in the event that (i) MedQuist defaults in any payment due to Philips and such default continues for a period of thirty
             (30) business days after written notice to MedQuist; (ii) MedQuist fails to perform any material obligation, duty or responsibility or is in default with respect to any material term or condition undertaken by it under this Agreement and such default continues for a period of thirty (30) business days after written notice to MedQuist; or (iii) a receiver is appointed for MedQuist or its property, or it makes an assignment for the benefit of its creditors, or any proceedings are commenced by, for or against it under any bankruptcy, insolvency or debtor's relief law, or it is liquidated or dissolved. In case the tender for MedQuist shares is not consummated in accordance with the terms of the Tender Offer Agreement, this Agreement shall have no effect, unless confirmed by both the parties hereto.

     7.2.2 MedQuist shall have the right to terminate this Agreement immediately in the event that (i) Philips fails to perform any material obligation, duty or responsibility or is in default with respect to any material term or condition undertaken by it under this Agreement and such default continues for a period of thirty
             (30) business days after written notice to Philips; or (ii) a receiver is appointed for Philips or its property, or it makes an assignment for the benefit of its creditors, or any proceedings are commenced by, for or against it under any bankruptcy, insolvency or debtor's relief law, or it is liquidated or dissolved or (iii) Philips defaults in any payment due to MedQuist and such default continues for a period of thirty (30) days after written notice to Philips.

     7.2.3 Either Party shall have the right to terminate this Agreement (both at the end of the initial term and during or at the end of any subsequent term) at its sole discretion upon at least a two (2) years prior written notice to the other Party, the first possibility to issue such notice shall be no sooner than at the end of the initial term (i.e. the term of the license will be at least 7 years).

7.3 Upon the termination of this Agreement, all fees owed by one Party to the other Party pursuant to this Agreement shall be paid within ten (10) days after the date of termination.

7.4 Upon the termination of this Agreement, all licenses granted hereunder shall terminate. Each Party shall return to the other Party, erase, or destroy all copies of the other Party's Confidential Information in its possession or reasonably obtainable and shall certify same has been done.

7.5 Sections 5, 7.3, 7.4, 8, 9 and 10 shall survive the termination of this Agreement.

                                  Section 8.

                           Confidential Information
                           ------------------------

8.1 The Parties agree all information and materials received by one Party from the other Party ("Disclosing Party"), including Licensed Product, Documentation, Contexts, Language Resources, the terms of this Agreement and any information and materials about the other Party's business, product, technologies, customers, patient information and suppliers identified by the Disclosing Party as confidential and proprietary to, and trade secrets of, the other Party are referred to as "Confidential Information".

8.2 Each Party agrees to hold all Confidential Information of the Disclosing Party in strict confidence, not to disclose it to others and not to allow any unauthorized person access to it, either before or after termination of this Agreement.

8.3 Each Party agrees to restrict dissemination of the Confidential Information of the other Party to only those persons within its organization who must have access to such information to enable the Party receiving Confidential Information to perform its obligations under this Agreement.

8.4 A Party (the "Receiving Party") shall not be liable for the disclosure or other use of Confidential Information which (a) is in the public domain at the time of disclosure through no fault of such Receiving Party, (b) becomes rightfully known to such Receiving Party from a third party under no obligation to maintain confidentiality, (c) becomes publicly available through no fault of or failure to act by such Receiving Party in breach of this Agreement, (d) was independently developed or already known by such Receiving Party prior to the Parties having access to one another's Confidential Information, as proven with documentary evidence, or (e) is required by court order or by governmental authority to be disclosed, provided that such Receiving Party promptly notifies the Disclosing Party that it may be required to make a disclosure and uses reasonable efforts to make such disclosure subject to a protective order or confidentiality agreement.


                                  Section 9.

                                   Publicity
                                   ---------

9.1 The Parties will jointly draft and approve any press release and other announcements to the public relating to the Licensed Product and the intended cooperation set forth herein; neither Party shall issue any other press release or make any other public announcement relating to this Agreement without the prior written consent of the other Party.


                                  Section 10.

                                 General Terms
                                 -------------

10.1 This Agreement is not transferable or assignable without the prior written consent of the other Party hereto, except by merger, reorganization, consolidation, or sale of all or substantially all of the Party's assets.

10.2 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without regard to its choice of law rules.

10.3 This Agreement, including the Schedules, contains the complete agreement between the Parties with respect to the subject matter herein and supersedes all previous and collateral agreements relating thereto.

10.4 This Agreement may only be amended and obligations under this Agreement may only be waived by a written instrument signed by both Parties. No failure or delay by any Party in exercising any right under this Agreement shall operate as a waiver.

10.5 Nothing contained in this Agreement shall be construed as making either Party the agent of the other Party, as granting to the other Party the right to enter into any contract on behalf of the other Party, or as establishing a partnership or a relationship of principal or agent between the Parties.

10.6 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

10.7 The headings of sections, portions or paragraphs of the Agreement are for convenience only and shall not affect the interpretation of the respective rights and obligations of the Parties.

10.8 Neither Party shall be liable on account of or lose its rights under this Agreement because of any delay or failure in performance (other than payment) caused by governmental restrictions, war, civil commotion, riots, strikes, lock outs and acts of God such as fire and flood or other similar cases that are beyond the control of the Parties.

10.9 All notices, consents and approvals given under this Agreement shall be in writing and shall be delivered in person, by first class or express mail or by facsimile confirmed by telephone to the address set forth below:


          If to Philips:                   If to MedQuist:
          Philips Speech Processing GmbH   MedQuist Inc.
          Computerstrasse 6                Five Greentree Centre, Suite 311
          A-1101 Vienna, Austria           Marlton, NJ 08053
          Facsimile: + 43.1.602-3359       Facsimile: (856) 596-3351
          with a copy to:

          Office of the General Counsel    Office of the General Counsel
          Philips Speech Processing        MedQuist, inc.
                                           Five Greentree Centre, Suite 311
          64 Perimeter Center East,        Marlton, NJ 08053
          Atlanta, Georgia 31146-467300
          Facsimile: (770) 821-2700        Facsimile: (856)797-5949

       or at such other address as either Party may from time to time advise the other Party in accordance herewith.

10.10 In no event shall Philips have any liability under this Agreement including but not limited to direct or indirect damages of any kind or nature, in the aggregate, in excess of the payments actually received by Philips under this Agreement, whether arising by contract, tort, strict liability or otherwise and in no event shall either party be liable for any indirect damages, including any consequential (including, but not limited to, loss of profits or revenues, loss of use of or damage to any associated equipment, cost of capital, cost of substitute products, facilities or services, downtime cost, or claims of customer), special, indirect or incidental damages.

10.11 This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the Parties. The parties agree to accept facsimile signatures with originals being exchanged afterwards.

                                  Section 11.

                              Dispute Resolution
                              ------------------

11.1   General. Except as otherwise provided in this Agreement, disputes between
       -------
       Philips and MedQuist relating to the interpretation or application of this provisions of this Agreement shall be resolved in accordance with this Section 11.

11.2   Informal Dispute Resolution. Any dispute between the parties arising out
       ---------------------------
       of or with respect to this Agreement, either with respect to the interpretation of any provision of this Agreement or with respect to the performance by Philips or MedQuist, shall be resolved as provided in this
       Section 11.2.

       Prior to the initiation of formal dispute resolution procedures, the parties shall first attempt to resolve their dispute informally, as follows:

       (A) Representatives for each party (designated within 30 days after notice of the dispute is given (the "Representatives")) shall meet for the purpose of endeavoring to resolve such dispute. They shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The

           Representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding.

           If, within fifteen (15) days after a matter has been identified for resolution pursuant to this Section 11.2, either of the Representatives concludes in good faith that amicable resolution through continued negotiation by them does not appear likely, the matter shall be referred to the Supervisory Committee of the Board of Directors of MedQuist upon formal written notification to such effect by either Representative (provided such Supervisory Committee is then in existence), in an attempt to mediate the dispute; in case such mediation fails, the matter will be escalated by formal written notification to the respective chief executive officers of the Parties. The parties will use their respective best efforts to cause the MedQuist CEO and the Philips CEO to meet to attempt to resolve the dispute.

           Formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (i) the date on which the MedQuist CEO and the Philips CEO conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) thirty (30) days after the dispute has been referred to the MedQuist CEO and the Philips CEO.

           The provisions of this Section 11 shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period.

11.3   Arbitration. If the parties are unable to resolve any controversy arising
       -----------
       under this Agreement as contemplated by Section 11.2, then such controversy shall be submitted to mandatory and binding arbitration at the election of either Party (the "Disputing Party") pursuant to the following conditions:

       (i) The Disputing Party shall notify the American Arbitration Association ("AAA") and the other Party in writing describing in reasonable detail the nature of the dispute (the "Dispute Notice"). The parties shall each select a neutral arbitrator in accordance with the rules of AAA and the two (2) arbitrators selected shall select a third neutral arbitrator. The three (3) arbitrators so selected are herein referred to as the "Panel." The Panel shall allow reasonable discovery as permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. The Panel shall have no power or authority to amend or disregard any provision of this Section
       11. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each of Philips and MedQuist being allocated one-half of the time for the presentation of its case. Unless otherwise agreed to by the parties, an arbitration hearing shall be conducted on consecutive days. Should any arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section, such arbitrator shall be replaced by an arbitrator selected in accordance with the rules of the AAA and consistent with this Section 11. The Panel rendering judgment upon disputes between parties as provided in this Section 11 shall, after reaching judgment and award, prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.

       Arbitration hearings hereunder shall be held in New York, New York or other mutually agreeable location.

       The Panel shall be instructed that time is of the essence in the arbitration proceeding. The Panel shall render its judgment or award within fifteen (15) days following the conclusion of the hearing. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the Panel shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances.

11.4   Litigation. In the event of a breach of the confidentiality obligations
       ----------
       set forth in this Agreement, or in the event a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that the damages to such party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is a necessary remedy, then such party may file a pleading with a court seeking immediate injunctive relief. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part (or in the event of a temporary restraining order is vacated upon challenge by the other party), the party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys' fees of the party successfully challenging the pleading. Philips and MedQuist each consent to venue in New York, New York and to the nonexclusive jurisdiction of competent New York state courts or federal courts located in New York, for all litigation which may be brought, subject to the requirement for arbitration hereunder, with respect to the terms of, and the transactions and relationships contemplated by, this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives.




PHILIPS SPEECH PROCESSING GmbH           MedQuist Inc.



By:      /s/ C. Vohringer                By:     /s/ David A. Cohen
   ____________________________             ____________________________
Name:  C. Vohringer                      Name:  David A. Cohen
Title: General Manager                   Title: Chief Executive Officer

                                 SCHEDULE "A"

             List of Licensed Product, Contexts and Documentation




SpeechMagic 4.0 and future Major Releases
All Philips proprietary Contexts
The Context Customization Tool

                                 SCHEDULE "B"

                       Description of Philips Trademarks




The terms and conditions under which MedQuist can use the trademarks indicated below in accordance with Corporate Guidelines will be communicated separately to MedQuist by the Royal Philips Electronics, Corporate Intellectual Property Dept. within thirty days of the Effective Date

                                 SCHEDULE "C"

      Warranties, Indemnification and Limitation on Liability Provisions
      ------------------------------------------------------------------


1.   Warranties of Both Parties.
     --------------------------

     1.1 As a material inducement to the other Party to enter into this Agreement, each of the Parties warrants to the other that:

          (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and it is in good standing and qualified to do business in every jurisdiction where the nature of its business or the lease or ownership of property requires it to be so qualified or where failure to so qualify may materially affect its ability to perform its obligations hereunder;

          (ii) it has the full power and authority to execute, deliver and perform this Agreement;

          (iii) this Agreement has been duly authorized, executed and delivered by such Party and is its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, moratorium, insolvency or other similar laws affecting creditors' rights generally, or by general principles of equity;

          (iv) its obligations hereunder shall be performed by personnel with the requisite skill, training, experience and abilities to perform such obligations hereunder in a diligent and professional manner; and

          (v) its performance hereunder shall not violate or be in conflict with (a) its governing documents, (b) any judgment, decree or order to which it is a party, (c) any agreement, contract, understanding, indenture or other instrument to which it is a party, or (d) any applicable law, rule or regulation.



2.   Additional Philips' Warranties.
     ------------------------------

     2.1  Philips further warrants that:

          (i) as of the date of this Agreement, it is not involved in any litigation where a claim of patent, copyright or trade secret infringement has been made against the Licensed Product; and

          (ii) the Intellectual Property Department of Philips Electronics North America Corporation is responsible for intellectual property matters of Philips in the United States and that, as of the date of this Agreement, the Intellectual Property Department has not received any assertions, threats, or claims from any third party that the Licensed Product infringes any IP Rights of any third party.

3.   Indemnification.
     ---------------

     3.1  Philips Indemnification.
          -----------------------
          Subject to the provision set forth herein below, Philips shall defend, at its expense, any action brought against MedQuist based on a claim that the Licensed Product, when used in accordance with the terms of this Agreement and for its intended use, infringes a United States copyright or trademark, trade secrets, patents or other IP Rights, provided Philips is notified promptly in writing by MedQuist of the claim, is given sole control of the defense and settlement for so long as it diligently pursues such defense, and is provided all reasonable assistance by MedQuist in connection therewith. Philips shall pay any costs, settlements and damages finally awarded against MedQuist in connection with the claims. If the Licensed Product is finally adjudged to so infringe, or in Philips's opinion such a claim is likely to succeed, Philips will, at its option: (i) procure for MedQuist the right to continue using the Licensed Product in the USA;
          (ii) modify or replace the infringing Licensed Product so there is no infringement (provided the Licensed Product's performance is not materially adversely affected thereby); or (iii) refund the license fees thereof to MedQuist, less a reasonable allowance for amortization, depreciation and use.

     3.2 In the case of a third party claim of infringement asserted against a Philips trademark, Philips may instruct MedQuist to use a different trademark.

     3.3 Philips will have no liability for any claim of infringement of any third party IP Right that arises as a result of (i) MedQuist's use of the Licensed Product as furnished by Philips with other software, product or data if such claim would have been avoided by exclusive use of the Licensed Product, (ii) modification of the Licensed Product as furnished by Philips by anyone other than Philips if such claim would have been avoided by use of the unmodified Licensed Product; (iii) third party software or (iv) use of other than the most current release of the Licensed Product as furnished by Philips if the claim could have been avoided by the use of the most current release. Licensing of the Licensed Products by Philips does not convey any license, by implication, estoppel or otherwise, under patent claims covering combinations of the Licensed Products with other devices or elements.

     3.4 THE FOREGOING STATES PHILIPS' ENTIRE LIABILITY TO MEDQUIST FOR INFRINGEMENT OF COPYRIGHTS, PATENTS, OR OTHER

          INTELLECTUAL PROPERTY RIGHTS. SUCH LIABILITY EXTENDS ONLY TO THE ACTIVITIES OF MEDQUIST UNDER THIS AGREEMENT AND NOT TO (i) ANY USE OR OTHER ACTIVITIES OF END USERS, CUSTOMERS OR OTHER THIRD PARTIES OR
          (ii) LIABILITIES INCURRED BY MEDQUIST ARISING FROM ANY OTHER ACTIVITIES OF END USERS, CUSTOMERS OR OTHER THIRD PARTIES. IN NO EVENT SHALL PHILIPS' LIABILITY TO MEDQUIST EXCEED A SUM EQUAL TO THE TOTAL LICENSE FEES PAID BY MEDQUIST TO PHILIPS HEREUNDER DURING A 12 MONTH PERIOD IMMEDIATELY PROCEEDING THE DATE THAT PHILIPS IS NOTIFIED IN WRITING BY MEDQUIST OF SUCH CLAIM. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, PHILIPS WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE OF WHATEVER KIND (INCLUDING, IN PARTICULAR, ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF TURNOVER OR PROFITS) SUFFERED BY MEDQUIST OR ANY OTHER PERSON AS A RESULT OF THE INFRINGEMENT OF ANY PATENT, COPYRIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHT.

     4.1 MedQuist agrees to indemnify, defend and hold harmless Philips against any suit or proceeding brought against Philips incident to any infringement or claimed infringement of any patent, copyright or other intellectual property right arising out of (i) compliance with any MedQuist furnished specification or designs; (ii) unauthorized modification of the Licensed Product or any part thereof by MedQuist;
          (iii) use of the Licensed Product by MedQuist in connection or combination with software or hardware not provided by Philips under this agreement, where the claim arises by the combination with the other software or hardware with which the Licensed Product is combined; (iv) the use of the Licensed Product by MedQuist in a manner other than as recommended in the Documentation; or (v) the use of any non-current release of the Licensed Product by MedQuist where the current release avoids said infringement, and has been made available to MedQuist along with written notice that the current release avoids a potential issue of infringement. Subject to the limitations contained in Section 4 of this Schedule C, MedQuist shall pay all settlements and damages awarded as a final judgment by a court of competent jurisdiction, provided MedQuist is promptly notified by Philips in writing of any such claim and, at MedQuist's expense is given full and exclusive control of said suit, and all reasonable requested assistance from Philips.

     4.2 THE FOREGOING STATES MEDQUIST'S ENTIRE LIABILITY TO PHILIPS FOR INFRINGEMENT OF COPYRIGHTS, PATENTS OR OTHER PROPRIETARY RIGHTS. IN NO EVENT WILL MEDQUIST'S LIABILITY TO PHILIPS EXCEED A SUM EQUAL TO THE LICENSE FEES AND PURCHASE PRICES INVOICED TO MEDQUIST BY PHILIPS HEREUNDER DURING A 12 MONTH PERIOD IMMEDIATELY PRECEDING THE DATE MEDQUIST IS NOTIFIED IN WRITING BY PHILIPS OF SUCH A CLAIM . EXCEPT AS SPECIFICALLY PROVIDED HEREIN, MEDQUIST WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE OF WHATEVER KIND (INCLUDING, IN PARTICULAR, ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF TURNOVER OR PROFIT) SUFFERED BY PHILIPS OR ANY OTHER PERSON AS A RESULT OF THE INFRINGEMENT OF ANY PATENT, COPYRIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHT.

     5.   Limited Product Warranty.
          ------------------------

     5.1 Philips represents, undertakes and warrants to MedQuist that the Licensed Product will perform substantially in conformance with the documentation accompanying such Licensed Product for a period of ninety (90) days from the date of shipment and acceptance of the Licensed Product and documentation by MedQuist. Philips does not, however, warrant that (a) the operation of such Licensed Product will be uninterrupted or error free; (b) the Licensed Product meets certain success rates or performance levels; nor (c) that the Licensed Product will meet the requirements of MedQuist or any third party. If the Licensed Product fails to perform substantially in conformance with the documentation accompanying the Licensed Product during the warranty period set forth herein, then Philips, upon receipt of written complaint to that effect, will undertake all commercial endeavors to correct that non-conformity in accordance with good software engineering practices, or, if unable to do so, will replace the nonconforming Licensed Product with a functionally equivalent Licensed Product.

     5.2  In order to obtain service under the terms of the warranty provided in
          Section 5.1 hereof, before the expiration of the appropriate warranty period, MedQuist must notify Philips in writing of the defective or non-conforming item. Philips reserves the right to charge MedQuist for any and all costs incurred by Philips in connection with allegedly defective warranty claims hereunder that Philips reasonably determines not to be non-conforming or defective as described above and under such circumstances MedQuist will pay Philips such costs promptly after its receipt of an invoice therefor.

     5.3 The warranty provided in Section 5.1 hereof shall not apply if failure of the Licensed Product covered by such warranty to perform substantially in conformance with the documentation accompanying the Licensed Product has resulted from accident, abuse, modification, misapplication, improper use or faulty equipment.

     5.4 EXCEPT FOR THE LIMITED WARRANTY SPECIFIED IN 5.1 THROUGH 5.3 HEREOF, THE LICENSED PRODUCT AND SERVICES ARE PROVIDED "AS IS". FURTHERMORE, THE WARRANTIES AND REMEDIES PROVIDED BY SECTIONS 5.1 THROUGH 5.3 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, AND PHILIPS MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, ORAL OR WRITTEN. IN ADDITION PHILIPS DISCLAIMS ANY IMPLIED WARRANTIES OF INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PHILIPS SHALL NOT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS OR BENEFITS. NO PHILIPS AUTHORIZED REPRESENTATIVE, AGENT OR EMPLOYEE IS AUTHORIZED TO MAKE ANY MODIFICATIONS, EXTENSION OR ADDITION TO THE WARRANTIES PROVIDED IN SECTIONS 5.1 THROUGH 5.3. PHILIPS MAKES NO WARRANTY AS TO (A) DEFECTS IN LICENSED PRODUCT OTHER THAN THOSE WHICH MATERIALLY AFFECT PERFORMANCE IN ACCORDANCE WITH THE APPLICABLE PRINTED PRODUCT DOCUMENTATION MENTIONED ABOVE, AND (B) AS TO DEFECTS THAT APPEAR IN THE LICENSED PRODUCT USED IN VIOLATION OF THE LICENSE GRANTED HEREIN.

                                 SCHEDULE "D"

                               Pricing and Fees

Initial Sign-up fee (15 man years, as described hereinafter)

     15 x 150k US$ = 2.25 M US$

     payable:  500k$ on 20 September 2000
          500k$ on 20 December 2000
          500k$ on 20 March 2001
          250k$ on 20 June 2001
          250k$ on 20 September 2001
          250k$ on 20 December 2001

2/nd/ and 3/rd/ level Support

     2000:               0
     2001:               1 person at 200k US$ / year
     2002:               2 persons at 400k US$ / year
     2003  (and onwards)-3 persons at 600k US$ / year

     Support payable per Quarter, no later than by the middle of the second month

                                 License Fees

     License Fees are based on a per use basis following the formula below.

Note:
PAYROLL lines are the lines that serve as basis to pay the transcriptionists (Payroll-Line is 65 black/white characters)

-----------------------------------------------------------------------------------------------------------------------------
                      Year        Year 2001        Year 2002        Year 2003        Year 2004        Year 2005
                      2000                                                                            and beyond
-----------------------------------------------------------------------------------------------------------------------------
Estimated
Penetration of SR
applied as a
percentage of         0%          4 %              13 %             25 %             45 %
Pay-roll lines (A)
-----------------------------------------------------------------------------------------------------------------------------
Cost per Pay-roll
line via Speech       * 500 Million Payroll Lines via Speech Recognition in a year at 0,012 US$ per Line
Recognition from      (a new count starts each year as from Jan. 1st)
MedQuist to PSP
(equals revenue to
PSP)                  and for each Payroll Line via Speech Recognition in such year ** 500 Million Lines at 0,010 US$ per Line

-----------------------------------------------------------------------------------------------------------------------------
Guaranteed License    0%      75% of Estimated    75% of Estimated    50% of Estimated    25% of Estimated    No Guarantee.
 fees                         Penetration (A)     Penetration (A)     Penetration (A)     Penetration (A)
                              x Total Volume      x Total Volume      x Total Volume      x Total Volume      License fee
                              in Pay-roll         in Pay-roll         in Pay-roll         in Pay-roll         is based on
                              lines (both via     lines (both via     lines (both via     lines (both via     ACTUAL
                              Speech              Speech              Speech              Speech              Pay-roll
                              Recognition and     Recognition and     Recognition and     Recognition and     LINES via
                              directly to         directly to         directly to         directly to         Speech
                              transcriptionist)   transcriptionist)   transcriptionist)   transcriptionist)   Recognition
                              in Year 2001 x      in Year 2002 x      in Year 2003 x      in Year 2004 x      x Cost per line
                              Cost per line       Cost per line       Cost per line       Cost per line       formula (B)
                              formula (B)         formula (B)         formula (B)         formula (B)
-----------------------------------------------------------------------------------------------------------------------------

*  less than
** more than

Payable in advance per Q based on estimations


ALL CHARGES FOR ADDITIONAL SERVICES ( e.g. development, consultancy, training etc) will be on commercial Terms &Conditions to be negotiated in good faith


15 Man years of pre-committed payment at Philips' internal, fully loaded cost basis.

This payment is for three kind of services:

1) Development / Project Management / Consultancy for a MedQuist optimized
   -----------------------------------------------------------------------
   Correction Editor.
   ------------------

   The current Correction Editor of Philips has been developed for European circumstances and may well need to be adapted to the speed and customs (habits) of MedQuist transcriptionists who are used to using short-hand codes. (E.g. 1) if stopped at a mis-recognized word by just typing over this word, the original word disappears, preventing the correctionist from first having to delete this word, or 2) if stopped at a certain word and a period is pressed on the keyboard then this period will follow this word and the next word will be capitalized; etc.).

   Philips will be actively involved in the design and specification phase, and undertake the development and testing of the modifications.

   The jointly to be agreed specifications will serve as the input for the jointly to be agreed project plan. In the project plan also the acceptance criteria must be defined.

   No later than June 2000 Josef Reisinger, product manager Professional Dictation will come to MedQuist to start the Specification Process.

   Philips will employ new and existing resources to this Project on a dedicated basis.

2) Consultancy Development / Project Management / Consultancy for Integration of
   -----------------------------------------------------------------------------
   SR into MedQuist IT infrastructure.
   ----------------------------------

   Although this activity is under responsibility of MedQuist, a close (technical) co-operation is needed to make sure sound- and text-files are flowing from one database to the other. Also some customizations/adaptations are expected on the Speech Recognition system to accommodate the MedQuist system.

   No later than June 2000 , Dieter Hoi, Development Project Leader SpeechMagic and Josef Reisinger will come to MedQuist to start planning the integration process.

3) Start-up services.
   ------------------

   In addition to the normal 2/nd/ and 3/rd/ line support Philips will provide technical expertise on site during start-up time to minimize down-time risks.

   The best person(s) for this will be identified later.

The 15 man-year is a minimum commitment to Philips to be invoked before December 2001. The commitment is on so called fully loaded cost basis. When resources are needed after or in addition to the 15 man-years having been spent (a monthly report on spent time will be provided to MedQuist) or after December 2001, whichever comes first, the cost for these additional services will be on Commercial Terms and Conditions to be negotiated.

                                  Schedule E

                                    SUPPORT

1. Philips offers to MedQuist Support as described in this Schedule E. Philips agrees to make available Support for a period of one year from the date of discontinuation of a certain release of the Licensed Product. In case Philips opts not to continue offering such Support services, MedQuist will receive access to the source code for internal error correction purposes. Support shall include the following:

     (a) Supply of routine Patches, Maintenance Releases and Documentation updates and - corrections;

     (b)  Problem diagnosis and resolution including Level 2 and Level 3
          Support.

2. MedQuist can only obtain Support services by payment of a quarterly fee described in Schedule D.

3.   If MedQuist has paid for Support services pursuant to Schedule D:

     (a) Upon receiving notice from the appointed MedQuist internal Level 1 Support unit of a Problem, Philips shall verbally acknowledge receipt of such notice, and confirm the same by fax or e-mail within 24 hours thereafter. Such acknowledgment shall contain a unique number identifying the particular problem for tracking purposes. Philips shall provide MedQuist with a status of any Patch, bug or error logged for MedQuist provided that MedQuist identifies the particular Problem by the tracking number assigned to it by Philips. Each Problem logged for MedQuist shall remain open until closure notification is agreed to by MedQuist.

     (b) Philips shall provide prompt written notice to MedQuist of all defects, malfunctions, Patches, bugs, viruses, and/or other anomalies in the Licensed Products which become known to Philips, in case Philips believes that such conditions are likely to result in actual or potential degradation of the functionality or performance of the Licensed Products.

     (c) Philips shall make all reasonable efforts to provide a Patch for the Licensed Product(s) according to the following "restoration time" schedule:

          (1) Severity 1 - within four (4) normal Business hours of receipt of notice of existence of a Problem by the appointed MedQuist internal Level 1 Support unit.

          (2) Severity 2 - within one (1) business day of receipt of notice of existence of Problem by the appointed MedQuist internal Level 1 Support unit.

          (3)  Severity 3 and Severity 4 - if not a Minor Release, within twenty
               (20) working days of acknowledging the receipt of the Problem the appointed MedQuist internal Level 1 Support unit and thereafter in all other instances resolved in a Major Release of the supported Licensed Product.

     (d) In the event Philips does not respond to a verifiable MedQuist reported Problem within the time schedule and guidelines, as provided for in this Schedule E or if MedQuist in MedQuist's good faith determination, believes the progress of Philips in attempting to resolve the Problem or in responding to the information request is not being made in accordance with Philips's Problem plan, then MedQuist may escalate the Problem to a higher severity level.

5 Upon MedQuist's request and subject to availability, Philips shall furnish qualified personnel for on-site assistance to MedQuist to resolve Problems. In such event, MedQuist shall pay Philips at its then current time and materials rates, which shall be consistent with customary and reasonable industry rates therefor, for the time of such personnel and reimburse Philips for reasonable travel and living expenses of such personnel incurred in rendering such assistance.

6.   Severity:

     (a) "Severity 1" shall mean a Problem which critically impacts MedQuist's ability to continue its business in the ordinary course.

     (b) "Severity 2" shall mean a Problem where a major function of the supported Licensed Product is unusable and significantly impacts MedQuist's ability to do business but MedQuist's can continue to perform its business as necessary.

     (c) "Severity 3" shall mean a Problem which does not seriously impact MedQuist's business.

     (e) "Severity 4" shall mean a Problem not covered above, including supported Licensed Product enhancement requests.

   MedQuist will ensure that escalation to Level 2 Support is only being received by Philips from the appointed MedQuist internal Level 1 Support unit. Level 2 Support will only communicate to such appointed MedQuist internal Level 1 Support unit.

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